Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Mine Safety and Health Administration Officials Visit Excel No. 3 Mine

Tulsa, Oklahoma, March 3, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that officials from the Mine Safety and Health Administration visited its wholly-owned MC Mining, LLC subsidiary to recognize the safe and successful recovery of the Excel No. 3 mine from an underground mine fire that occurred on December 25, 2004. Through the implementation of an innovative mine recovery plan jointly developed by MC Mining and emergency response teams from the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”) and the Kentucky Office of Mine Safety and Licensing (“OMSL”), the Excel No. 3 mine returned to production on February 21, 2005 (See ARLP Press Release, dated February 21, 2005.)

“The rapid response and technical capabilities of MSHA’s Mine Emergency Response Team were essential factors in the successful recovery of the Excel No. 3 mine,” said Joseph W. Craft III, President and Chief Executive Officer. “The efforts and expertise of MSHA and OMSL rescue personnel were critical to MC Mining in the development and execution of the recovery techniques used so effectively at Excel No. 3.”

MC Mining, working closely with mine rescue teams from MSHA and OMSL, utilized both state-of-the-art technology and traditional methods to analyze the situation, monitor mine conditions and access the mine to develop and implement the Excel No. 3 mine recovery plan. A series of boreholes drilled into the mine from the surface were used to inject nitrogen to suppress the fire and to monitor mine atmospheric conditions throughout the recovery effort. Once the fire was suppressed, an MSHA robot was sent into the Excel No. 3 mine to remotely collect data from the fire area. Mine rescue teams then entered the mine to construct temporary and permanent barriers designed to completely contain and isolate the area of the mine affected by the fire. After permanently isolating the fire area, MC Mining crews restored ventilation, began repair and rehabilitation of the mine infrastructure and returned the mine to production last week.

“We are grateful to everyone involved for their tireless efforts in successfully returning Excel No. 3 to production quickly and without injury to anyone involved in the recovery,” stated Mr. Craft. “This remarkable outcome was made possible in large part by the cooperation and assistance MSHA and OMSL. We are honored by their presence here today and sincerely appreciate their support. We also want to acknowledge the hard work and dedication of our affiliated operations; their firefighting and recovery efforts were critical to our success at Excel No. 3. Finally, we extend our heartfelt appreciation to our local communities and business partners for their support and cooperation during this difficult time.”

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The Excel No. 3 mine is an underground mining complex that produces low-sulfur coal from the Pond Creek coal seem utilizing continuous mining units and room-and-pillar techniques. The mine employs approximately 250 workers and produced an average of approximately 160,000 tons of coal per month during 2004.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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